Exhibit 11

Statement Regarding the Computation of Per Share Earnings

                                    1996               1995                1994
                                    ----               ----                ----

Earnings per Common Share           $1.09             $1.31               $1.26

Average shares outstanding      5,405,224         5,346,481            5,355,756

Fully diluted                       $1.09             $1.30                $1.26

Average shares outstanding      5,406,463         5,367,683            5,365,882